Exhibit 99.1


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CONTACTS:  Richard M. Ubinger                               June Filingeri
           Vice President of Finance,                       President
           Chief Financial Officer and Treasurer            Comm-Partners LLC
           (412) 257-7606                                   (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

         UNIVERSAL STAINLESS NAMES DENNIS M. OATES TO BOARD OF DIRECTORS


     BRIDGEVILLE, PA, October 19, 2007 - Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that Dennis M. Oates has joined the Company's Board of Directors. Mr. Oates fills the independent Board seat left vacant by the retirement of George Keane in May. Mr. Oates also will serve on each of the established committees of the four-member Board.

     Mr. Oates, 55, brings extensive steel industry experience to his position as Director of the Company. He most recently served as Senior Vice President of the Specialty Alloys Operations of Carpenter Technology, which he joined in 2003. From 1997 to 2002, Mr. Oates was President and Chief Executive Officer of TW Metals, a private metals distribution and processing company. He held the post of President and Chief Operating Officer for Connell Limited Partnership, a privately held company that operated six metals businesses. Mr. Oates began his career in the steel industry at Lukens Steel Company, a producer of steel plates and a subsidiary of Lukens Inc., where he held positions of increasing responsibility, ultimately becoming President and Chief Operating Officer of Lukens Steel. Mr. Oates is past Chairman of the North American Specialty Metals Council and previously served on the Metals Service Center Institute Board of Directors. He holds a bachelor's degree in economics from the Wharton School of the University of Pennsylvania and an MBA from Temple University.

     Chairman and CEO Mac McAninch, commented: "We are very pleased to have an individual of the caliber of Dennis Oates join our Board. We see exciting growth opportunities for our Company and will benefit greatly from Dennis's substantial experience and broad industry view."

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------
     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor
---------------------------------------
Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


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